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                                                                EXHIBIT 21.01

                        SUBSIDIARIES OF THE REGISTRANT

VERITAS Software India Private Limited
1179/3, Shivajinagat.
Modern College Road
Pune, - 411 005

VERITAS Japan K.K.
Kasuga 2-24-11,
Bunkyo-ku, Tokyo